Ashland Partners & Company LLP	525 Bigham Knoll, Suite 200 Jacksonville, OR 97530 541.857.8800 Fax: 503.213.7245 www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the BRC Large Cap Focus Equity Fund Prospectus dated December 21, 2012 in regard to our verification and performance examination services performed for BRC Investment Management LLC’s compliance with the Global Investment Performance Standards (GIPS®).

Jessica Parker, CPA, CIPM
Partner Ashland Partners & Company LLP December 18, 2012

GIPS® Verification  —  Performance Examination

SSAE No. 16 Exam  —  Attestation Services  —  Consulting